Exhibit 10.2

SEPARATION AGREEMENT AND GENERAL RELEASE OF CLAIMS

This Separation Agreement and General Release of Claims (this “Agreement”) is entered into between Midstates Petroleum Company, Inc. (the “Company”), and Dexter Burleigh (“Burleigh”). The Company and Burleigh are sometimes collectively referred to herein as the “Parties.”

WHEREAS, Burleigh and the Company are parties to an Employment Agreement dated as of April 25, 2012 (the “Employment Agreement”);

WHEREAS, Burleigh’s employment with the Company ended as of the Separation Date (as defined below);

WHEREAS, the Parties wish for Burleigh to receive certain separation pay from the Company, which separation pay is conditioned upon Burleigh’s entry into this Agreement and compliance with his obligations hereunder; and

WHEREAS, the Parties wish to resolve any and all claims that Burleigh has or may have against the Company and the other Company Parties (as defined below) including, without limitation, any claims that Burleigh has or may have arising from or relating to his employment, or the end of his employment, with any Company Party.

NOW, THEREFORE, in consideration of the promises and benefits set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the Parties, the Parties hereby agree as follows:

1.                                      Separation from Employment.  The Parties acknowledge and agree that the last day of Burleigh’s employment with the Company shall be January 1, 2015 (the “Separation Date”) and that, as of the Separation Date, Burleigh was no longer an employee of the Company or any other Company Party.   The Parties further acknowledge and agree that, as of the Separation Date, Burleigh shall have resigned as an officer of the Company.

2.                                      Separation Payments.  If Burleigh executes this Agreement within 21 days after first receiving it and returns his signed copy of this Agreement to the Company so that it is received by Peter J. Hill, 4400 Post Oak Parkway, Suite 2600, Houston, Texas 77027, peter.hill@midstatespetroleum.com, on or before the 21st day after he first received it, then provided that Burleigh satisfies the other terms and conditions set forth in this Agreement, the Company will:

(a)                                 Provide Burleigh with separation payments in the total amount of $290,000.00, less applicable tax withholdings and other deductions (the “Salary Continuation Payments”), which represents an amount equal to 12 months’ worth of Burleigh’s Base Salary (as defined in the Employment Agreement) as of the Separation Date.  The Salary Continuation Payments will be paid in a lump sum on the Company’s first semi-monthly pay date that is on or after the later of (i) the 7th day after Burleigh returns his signed copy of this Agreement to the Company and (ii) the 21st day after the Separation Date;

(b)                                 Provide Burleigh with an additional, lump sum payment in the amount of $166,761.67 less applicable taxes and withholdings (the “Average Bonus”), which represents the average of the annual bonuses paid to Burleigh for the preceding three fiscal years.  Such Average

Bonus shall be provided in a lump sum on the Company’s first semi-monthly pay date that is on or after the later of (i) the 7th day after Burleigh returns his signed copy of this Agreement to the Company and (ii) the 21st day after the Separation Date; and

(c)                                  Provide Burleigh with an additional, lump sum payment in the amount of $188,500.00, less applicable taxes and withholdings (the “2014 STIP Payment”), which represents the accrued amount arising from Burleigh’s participation in the Company’s 2014 Short-Term Incentive Plan (the “STIP”). Such 2014 STIP Payment shall be provided in a lump sum on the Company’s first semi-monthly pay date that is on or after the later of (i) the 7th day after Burleigh returns his signed copy of this Agreement to the Company and (ii) the 21st day after the Separation Date; and

(d)                                 Provide Burleigh with an additional, lump sum payment in the amount of $29,000.00, less applicable taxes and withholdings (the “ Loyalty and Retention Award “), which represents the unvested amount arising from Burleigh’s Grant of Loyalty and Retention Award dated June 6, 2014. The Loyalty and Retention Award together with the 2014 STIP payment shall serve as full satisfaction of the “Accrued Incentives” (as defined in the Employment Agreement) due to Burleigh under the Employment Agreement. Such Loyalty and Retention Award shall be provided in a lump sum on the Company’s first semi-monthly pay date that is on or after the later of (i) the 7th day after Burleigh returns his signed copy of this Agreement to the Company and (ii) the 21st day after the Separation Date; and

(e)                                  For the three (3) month period following the Separation Date that Executive elects to continue coverage for Executive and Executive’s spouse and eligible dependents, if any, under the Company’s group health plans under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) and Section 4980B of the Internal Revenue Code of 1986, the Company shall promptly reimburse Executive on a monthly basis for the amount Executive pays to effect and continue such coverage (“COBRA Reimbursement Amounts”);  provided, however, that payment of the COBRA Reimbursement Amounts by the Company to Executive shall cease immediately upon the date that Executive begins providing services to a subsequent employer. Nothing contained herein is intended to limit or otherwise restrict Executive’s rights to continued group health plan pursuant to COBRA at Executive’s own expense following the period described in the preceding sentence of this Section 2(e). The COBRA Reimbursement Amounts, together with the Accrued Incentives; the Salary Continuation Payments; and the Average Bonus are referred to collectively as the “Severance Payments”.

(f)                                   Notwithstanding anything to the contrary in the Company’s 2012 Long Term Incentive Plan (“LTIP”) or those certain Restricted Stock Agreements and Notices of Restricted Stock dated February 21, 2013, May 16, 2013, February 21, 2014 and June 6, 2014 (collectively, the “Award Agreements”), on or after the later of (i) the 7th day after Burleigh returns his signed copy of this Agreement to the Company and (ii) the 21st day after the Separation Date, accelerate the vesting of all unvested shares of restricted stock held by Burleigh as of the Separation Date, with any settlement that may be due to Burleigh as a result of such accelerated vesting being made in accordance with the terms and conditions of the LTIP and the Award Agreements.

3.                                      Satisfaction of All Leaves and Payment Amounts; Prior Rights and Obligations.  In entering into this Agreement, Burleigh expressly acknowledges and agrees that Burleigh has received all leaves (paid and unpaid) to which Burleigh was entitled during Burleigh’s employment and, except for any unpaid Accrued Obligations (as defined in the Employment Agreement), as of the date that Burleigh executes this Agreement, Burleigh has received all wages and been paid all sums that Burleigh is owed by the Company and its affiliates.  Burleigh further acknowledges and agrees that, with the exception of any amounts owed to his pursuant to this Agreement, he has no entitlement to any further sums from the Company or its affiliates, including, but not limited to, amounts due for any awards under the LTIP, or any other payments.  This Agreement extinguishes all rights, if any, that Burleigh may have, contractual or otherwise, relating to or arising out of the Employment Agreement, the STIP, the LTIP and the Award Agreements and Burleigh acknowledges that, in entering this Agreement, all of the Company’s obligations thereunder are deemed satisfied in full.

4.                                      Affirmation of Confidentiality, Non-Competition and Non-Solicitation Covenants.  Burleigh acknowledges and agrees that in connection with his employment with the Company, he has obtained Confidential Information (as defined in the Employment Agreement) and that he has continuing obligations to the Company pursuant to Sections 7 and 8 of the Employment Agreement.  In entering into this Agreement, Burleigh acknowledges the continued effectiveness and enforceability of Sections 7 and 8 of the Employment Agreement and expressly reaffirms his commitment to abide by such provisions of the Employment Agreement. For the avoidance of doubt, Burleigh expressly acknowledged and agrees that his continued compliance with Sections 7 and 8 of the Employment Agreement is a condition precedent to his receipt of the Severance Payments and any portion thereof.

5.                                      Release of Liability for Claims.

(a)                                 For good and valuable consideration, including Burleigh’s receipt of the consideration set forth in Section 2 above, Burleigh hereby forever releases, discharges and acquits the Company, its affiliates, and their respective past, present and future subsidiaries, affiliates, stockholders, members, partners, directors, officers, managers, employees, agents, attorneys, heirs, predecessors, successors and representatives, in their personal and representative capacities as well as all employee benefit plans maintained by the Company or any of its affiliates or subsidiaries and all fiduciaries and administrators of any such plans, in their personal and representative capacities (collectively, the “Company Parties”), from liability for, and Burleigh hereby waives, any and all claims, damages, or causes of action of any kind related to Burleigh’s employment with any Company Party, the termination of such employment, and any other acts or omissions related to any matter occurring on or prior to the date that Burleigh executes this Agreement, whether known or unknown, including, without limitation, (i) any alleged violation through such date of: (A) any federal, state or local anti-discrimination law or anti-retaliation law, including the Age Discrimination in Employment Act of 1967, as amended (including as amended by the Older Workers Benefit Protection Act), Title VII of the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1991, Sections 1981 through 1988 of Title 42 of the United States Code, as amended and the Americans with Disabilities Act of 1990, as amended; (B) the Employee Retirement Income Security Act of 1974, as amended (“ERISA”); (C) the Immigration Reform Control Act, as amended; (D) the National Labor Relations Act, as amended; (E) the Occupational Safety and Health Act, as amended; (ix) the Family and Medical Leave Act of 1993; (F) any federal, state or local wage and hour law; (G) any other local, state or federal law, regulation or ordinance; or (H) any public policy, contract, tort, or common law claim; (ii) any allegation for costs, fees, or other expenses including attorneys’ fees incurred in or with respect to a Released Claim; (iii) any and all rights, benefits or claims Burleigh may have under any employment contract (including without limitation the Employment Agreement), incentive compensation plan or equity-based plan with any Company Party (including without limitation the STIP, LTIP and the Award Agreements) or to any ownership interest in any Company Party; and (iv) any claim for compensation or benefits of any kind not expressly set forth in this Agreement (collectively, the “Released Claims”).  THIS RELEASE INCLUDES MATTERS ATTRIBUTABLE TO THE SOLE OR PARTIAL NEGLIGENCE (WHETHER GROSS OR SIMPLE) OR OTHER FAULT, INCLUDING STRICT LIABILITY, OF ANY OF THE COMPANY PARTIES.

(b)                                 In no event shall the Released Claims include any claim which arises after the date that Burleigh signs this Agreement or any claim to vested benefits under an employee benefit plan that is subject to ERISA.  Further notwithstanding this release of liability, nothing in this Agreement prevents Burleigh from filing any non-legally waivable claim (including a challenge to the validity of this Agreement) with the Equal Employment Opportunity Commission (“EEOC”) or comparable state or local agency or participating in (or cooperating with) any investigation or proceeding conducted by the EEOC or comparable state or local agency or cooperating in any such investigation or proceeding; however, Burleigh understands and agrees that Burleigh is waiving any and all rights to recover any monetary or personal relief or recover as a result of such EEOC or comparable state or local agency or proceeding or subsequent legal actions.

6.                                      Representation About Claims.  Burleigh represents and warrants that as of the date on which Burleigh signs this Agreement, he has not filed any claims, complaints, charges, or lawsuits against any of the Company Parties with any governmental agency or with any state or federal court or arbitrator for or with respect to a matter, claim, or incident that occurred or arose out of one or more occurrences that took place on or prior to the date on which Burleigh signs this Agreement.  Burleigh further represents and warrants that he has made no assignment, sale, delivery, transfer or conveyance of any rights Burleigh has asserted or may have against any of the Company Parties with respect to any Released Claim.

7.                                      Applicable Law.  This Agreement is entered into under, and shall be governed for all purposes by, the internal laws of the State of Texas without reference to the principles of conflicts of law thereof that would result in the application of the laws of another jurisdiction.

8.                                      Counterparts.  This Agreement may be executed in one or more counterparts (including portable document format (.pdf) and facsimile counterparts), each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement.

9.                                      Amendment; Entire Agreement.  This Agreement may not be changed orally but only by an agreement in writing agreed to and signed by the Party to be charged.  This Agreement (and those other documents referenced herein) constitute the entire agreement of the Parties with regard to the subject matters hereof and supersedes all prior and contemporaneous agreements and understandings, oral or written, between Burleigh and any Company Party with regard to the subject matters hereof.

10.                               Third-Party Beneficiaries.  Burleigh expressly acknowledges and agrees that each Company Party that is not a signatory to this Agreement shall be a third-party beneficiary of Burleigh’s obligations hereunder and entitled to enforce the provisions hereof as if it was a party hereto.

11.                               Severability.  Any term or provision of this Agreement that renders such term or provision or any other term or provision hereof invalid or unenforceable in any respect shall be modified to the extent necessary to avoid rendering such term or provision invalid or unenforceable, and such modification shall be accomplished in the manner that most nearly preserves the benefit of the Parties’ bargain hereunder.

12.                               Burleigh’s Representations.  By executing and delivering this Agreement, Burleigh expressly acknowledges and represents that:

(a)                                 He has carefully read this Agreement;

(b)                                 He has had sufficient time to consider this Agreement and has voluntarily waived any consideration period set forth in Section 4(f) of the Employment Agreement that is longer than the 21-day period set forth herein;

(c)                                  He has been and hereby is advised in writing to discuss this Agreement with an attorney of his choice and he has had adequate opportunity to do so prior to executing this Agreement;

(d)                                 He fully understands the final and binding effect of this Agreement; the only promises made to sign this Agreement are those stated herein; and he is signing this Agreement knowingly, voluntarily and of his own free will, and he understands and agrees to each of the terms of this Agreement;

(e)                                  He is receiving consideration to which he was not otherwise entitled but for his entry into this Agreement;

(f)                                   The only matters relied upon by his and causing his to sign this Agreement are the provisions set forth in writing within the four corners of this Agreement; and

(g)                                  No Company Party has provided any tax or legal advice regarding this Agreement and he has had the opportunity to receive sufficient tax advice from advisors of his own choosing such that he enters into this Agreement with full understanding of the tax and legal implications thereof.

13.                               Additional Acknowledgments; Revocation Right.  Burleigh understands and acknowledges that he is waiving and releasing any rights he may have under the Age Discrimination in Employment Act of 1967 (“ADEA”), and that this waiver and release is knowing and voluntary.  Burleigh understands and agrees that this waiver and release does not apply to any rights or claims that may arise under the ADEA after the date that he executes this Agreement. Burleigh further understands and acknowledges that he has seven days following his execution of this Agreement to revoke the release of claims set forth in Section 5 above, which he may do by providing written notice of revocation to the Company so that it is received by Peter J. Hill, 4400 Post Oak Parkway, Suite 2600, Houston, Texas 77027, peter.hill@midstatespetroleum.com, no later than seven days following the date that Burleigh executes this Agreement.  If an effective revocation is delivered in the foregoing manner and timeframe, the release of claims set forth in Section 5 above will be of no force or effect, no consideration shall be provided pursuant to Section 2 and the remainder of this Agreement (other than Section 2 and Section 5 above) shall survive and remain in full force and effect.  This Agreement shall not be effective until after the revocation period has expired; and nothing in this Agreement prevents or precludes Burleigh from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties, or costs for doing so, unless specifically authorized by law.  In the event Burleigh signs this Agreement and returns it to Company in less than the 21-day period following the Separation Date that he has to sign this Agreement,  Burleigh hereby acknowledges that he has freely and voluntarily chosen to waive the complete time period allotted for considering this Agreement.

14.                               Withholding of Taxes and Other Deductions.  The Company may withhold from all payments made pursuant to this Agreement all federal, state, local, and other taxes and withholdings as may be required pursuant to any law or governmental regulation or ruling.

15.                               Mutual Non-Disparagement.  Burleigh acknowledges and agrees that he is bound by the covenants set forth in Section 9 of the Employment Agreement and, accordingly, Burleigh reaffirms that he will not intentionally make, or intentionally cause any other Person (as defined in the Employment Agreement) to make, any public statement that is intended to criticize or disparage the Company, any of its affiliates, or any of their respective officers, managers or directors. The Company acknowledges and agrees that it is bound by the covenants set forth in Section 9 of the Employment Agreement and, according, the Company reaffirms that it will use commercially reasonable efforts to cause its officers and members of its Board of Directors not to intentionally make, or intentionally cause any other Person to make, any public statement that is intended to criticize or disparage Burleigh. This Section 15 shall not be construed to prohibit any person from responding publicly to incorrect statements or from making truthful statements when required by law, subpoena, court order, or the like.

16.                               Return of Company Property.  Burleigh represents and warrants that he has returned to the Company all property belonging to the Company or any other Company Party, including without limitation all computer files, electronically stored information and other materials provided to his by the Company or any other Company Party in the course of his employment and Burleigh further represents and warrants that he has not maintained a copy of any such materials in any form.

17.                               Section 409A. The payments under this Agreement are intended to be exempt from the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, and the Treasury regulations and other interpretive guidance thereunder (collectively, “Section 409A”) under the short-term deferral and/or separation pay plan exceptions.  The parties agree that this Agreement shall be administered in a manner consistent with such intent.  For purposes of Section 409A, all payments under this Agreement shall be considered separate payments.   Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement are exempt from the requirements of Section 409A and in no event shall the Company or any other Company Party be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by Burleigh on account of non-compliance with Section 409A.

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Signature Page Follows]

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer and Burleigh has executed this Agreement as of the dates set forth below, effective for all purposes as provided above.

DEXTER BURLEIGH

By:	/s/ Dexter Burleigh
Dexter Burleigh

Date:	December 19, 2014

MIDSTATES PETROLEUM COMPANY, INC.

By:	/s/ Dr. Peter J. Hill
Dr. Peter J. Hill
Interim President and Chief Executive Officer

Date:	December 19, 2015

SIGNATURE PAGE TO

SEPARATION AGREEMENT AND

GENERAL RELEASE OF CLAIMS

(DEXTER BURLEIGH)